Exhibit 4.12

ACCENTIA, INC.

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of April 3, 2002, by and among Accentia, Inc., a Florida corporation (the “Company”), and Steven Arikian, M.D., John Doyle, Julian Casciano and Roman Casciano (the “Series B Stockholders”).

WHEREAS, the Series B Stockholders owned one hundred percent (100%) of the issued and outstanding shares of capital stock of The Analytica Group, Ltd., a New Jersey corporation (“Analytica”);

WHEREAS, on even date herewith, Analytica merged into The Analytica Group, Inc., a Florida corporation (the “Sub”), pursuant to that certain Amended and Restated Agreement of Merger and Plan of Reorganization by and among Analytica, the Company and the Sub;

WHEREAS, as part of the merger consideration, the Series B Stockholders received Series B convertible preferred stock (the “Series B Preferred Stock”) of the Company which is convertible into shares of common stock of the Company and those certain Convertible Preferred Notes which are convertible into Series B Preferred Stock of the Company; and

WHEREAS, as additional merger consideration, the Series B Stockholders have required that the Company and the Series B Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

REGISTRATION RIGHTS

1.1 Certain Definitions. For purposes of this Agreement:

(a) The term “Form S-3” means such form under the Securities Act of 1933 (the “Securities Act”) as in effect on the date hereof or any successor form under the Securities Act.

(b) The term “Holder” means any person, including the Series B Stockholders, owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 of this Agreement.

(c) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended, or successor statute (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement or document.

(d) The term “Registrable Securities” means (i) the shares of common stock of the Company (the “Common Stock”) held by the Holders, (ii) the Common Stock issuable or issued upon conversion of the Series B Preferred Stock and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above. Notwithstanding the foregoing, Common Stock shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

(e) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are Registrable Securities.

(f) The term “SEC” means the United States Securities and Exchange Commission.

1.2 Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, an offering or sale of securities pursuant to a Form S-4 (or successor form) registration statement or a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after giving of such notice by the Company, the Company shall, subject to the provisions of Section 1.7, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

1.3 Form S-3 Registration. In case the Company shall receive from the Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.3 if: (i) Form S-3 is not available for such offering by the Holders; (ii) the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $3,000,000; (iii) the Company has, within the twelve (12) month period preceding the date of such request, effected two registrations on Form S-3 for the Holders pursuant to this Section 1.3 that have been declared or ordered effective; or (iv) the Company shall furnish to such Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the board of directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration statement to be filed and it is therefore essential to defer the filing of such registration statement, in which event the Company shall have the right to defer such filing for a period of not more than one hundred and twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.3; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred twenty (120) days.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, and each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement. :

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue until the earlier of (i) the sale of all Registrable Securities registered pursuant to the registration statement of which such prospectus forms a part or (ii) the withdrawal of such registration statement.

(g) Cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.3 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.3(b)(ii).

1.6 Expenses of Registration.

(a) Expenses of Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.2 for each Holder, including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one (1) counsel for the selling Holders selected by them, shall be borne by the Company.

(b) Expenses of Registration on Form S-3. All expenses other than underwriting discounts and commissions incurred in connection with registrations requested pursuant to Section 1.3, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements of one (1) counsel for the selling Holders selected by them, shall be borne by the Company.

1.7 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein (without regard to the number of securities actually requested to be included therein) owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder” and any pro rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law; the Company will indemnify and hold harmless each Holder, any “underwriter” (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the

Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained in such registration statement or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, (iii) the omission or alleged omission to state in any preliminary prospectus or final prospectus a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (iv) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided further, that in no event shall any indemnity under this subsection 1.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made, against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such, indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this subsection 1.9(d) exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and shall survive the termination of this Agreement and otherwise. No indemnifying party, in the defense of any such loss, claim, change, liability or action, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as a provision thereof, the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such loss, claim, damage, liability or action.

1.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to (i) any “affiliate” of such Holder (as defined under the Securities

Act), or (ii) such Holder’s spouse, parents, siblings, children or grandchildren, or other members of such Holder’s immediate or extended family (including relatives by marriage), or to a custodian, trustee or other fiduciary for the account of such Holder or members of such Holder’s immediate or extended family in connection with an estate planning transaction. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a business entity who are affiliates, retired affiliates of such entity (including spouses and ancestors, lineal descendants and siblings of such affiliates or affiliates who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the business entity.

1.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least two-thirds (2/3) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 or 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders which is included, or (b) to make a demand registration which could result in such registration statement being declared effective within one hundred eighty (180) days of the effective date of any registration effected pursuant to Section 1.2 or 1.3 hereof.

1.12 Reports under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public pursuant to a registration on Form S-3 or without registration, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 (or any successor form that provides for short-form registration) for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as accurate and so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90)

days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (or any successor form that provides for short-form registration) (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.13 “Market Stand-Off” Agreement.

(a) Each Holder hereby agrees that, during the period of duration (up to, but not exceeding, one hundred eighty (180) days) specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, (i) such agreement shall be applicable only during the two (2) year period following the date of the final prospectus distributed pursuant to the first such registration statement of the Company which covers Common Stock or other securities of the Company to be sold on its behalf to the public in an underwritten offering, and (ii) that all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

(b) In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period, and each Holder agrees that, if so requested, such Holder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this Section 1.13.

(c) Notwithstanding the foregoing, the obligations described in this Section 1.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

1.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 1.2 or 1.3 hereof shall terminate on the closing of the first registered public offering of Common Stock of the Company, if all shares of Registrable Securities held by such Holder may immediately be sold under Rule 144 during any 90-day period, or on such date after the closing of the first registered public offering of Common Stock of the Company as all shares of Registrable Securities held by such Holder may immediately be sold under Rule 144 during any 90-day period.

SECTION 2

MISCELLANEOUS

2.1 Enforceability/Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nonetheless be held to be prohibited by or invalid under applicable law, such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

2.2 Remedies. Each party hereto will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision hereof, and to exercise all other rights existing in its favor. Each party hereto agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each holder may, in its sole discretion, apply for specific performance and injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

2.3 Entire Agreement; Successors and Assigns. This Agreement constitutes the entire agreement between the parties hereto relative to the subject matter hereof and supersedes any previous agreement among the parties. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

2.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts entered into and wholly to be performed within the State of Florida without giving effect to conflicts of laws principles.

2.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

2.6 Headings. The section headings of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

2.7 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or delivery by overnight courier, or five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (i) if to the Company, to the address of the Company’s principal office, and (ii) if to a Series B Stockholder, to such Series B Stockholder’s address as set forth in the records of the Company, or at such other address as the parties may designate by ten (10) days’ advance written notice to the other parties.

2.8 Amendment of Agreement. Any provision of this Agreement may be amended by a written instrument signed by the Company and by the Series B Stockholders holding at least two-thirds (2/3) of the outstanding Registrable Securities then held by the Series B Stockholders.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above set forth.

“Company”

Accentia, Inc., a Florida corporation

By:	/s/ David L. Redmond
David L. Redmond, Secretary and Chief
Financial Officer

“Series B Stockholders”

/s/ Steven Arikian
Steven Arikian, M.D.

/s/ John Doyle
John Doyle

/s/ Julian Casciano
Julian Casciano

/s/ Roman Casciano
Roman Casciano

Signature Page to Registration Rights Agreement

ACCENTIA BIOPHARMACEUTICALS, INC.

Amendment No. 1 to Registrations Rights Agreement

WHEREAS, Accentia Biopharmaceuticals, Inc., a Florida corporation (the “Company”), is proposing to undertake an initial public offering of its common stock, par value $.001 per share (the “Offering”).

WHEREAS, the undersigned are the holders of shares of more than two-thirds (2/3) of the outstanding Registrable Securities held by the stockholders of Series B Convertible Preferred Stock (“Series B Preferred Stock”) of the Company.

WHEREAS, as part of the Offering, the undersigned and the Company wish to amend the Registration Rights Agreement, dated April 3, 2002, between the Company and the undersigned (the “Registration Rights Agreement”) as herein provided.

WHEREAS, all capitalized terms included in this Amendment shall have the meanings ascribed thereto in the Registration Rights Agreement.

NOW, THEREFORE, for good and valuable consideration, including the pursuit of the Offering by the Company, the undersigned hereby makes the following agreements to and for the benefit of the Company:

1. Amendment to Registration Rights Agreement. The Registration Rights Agreement is hereby amended in accordance with Section 2.8 of the Registration Rights Agreement by the Company and the holders of two-thirds (2/3) of the outstanding Registrable Securities held by the Series B Preferred Stockholders as follows:

(i) Section 1.2 of the Registration Rights Agreement shall be amended by adding the following sentence to the end of said Section 1.2: “Notwithstanding the foregoing, no Holder shall have any registration rights with respect to, nor shall they have the right to include any Registrable Securities in any registration statement relating to, an underwritten initial public offering of the Company’s common stock per registration number 333-122769.”

(ii) Section 1.1(d) of the Registration Rights Agreement is hereby amended by deleted the words “have not been” from the last sentence of said section and replacing such words with “may not be.”

2. Other Provisions. Except for the foregoing amendments, the Registration Rights Agreement shall continue to remain in full force and effect after the date hereof in accordance with the terms and conditions thereof.

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 to the Registration Rights Agreement effective as of March 30. 2005.

Steven Arikian

Signature:	/s/ Steven Arikian
Steven Arikian, individually

John Doyle

Signature:	/s/ John Doyle
John Doyle, individually

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey
Samuel S. Duffey, General Counsel

2

ACCENTIA BIOPHARMACEUTICALS, INC.

Amendment No. 2 to Registrations Rights Agreement

WHEREAS, Accentia Biopharmaceuticals, Inc., a Florida corporation (the “Company”), is proposing to enter into a Securities Purchase Agreement with Laurus Master Fund, Ltd., a Cayman Islands company (“Laurus”), pursuant to which Laurus would purchase from the Company, and the Company would issue to Laurus, a Secured Convertible Term Note in the principal amount of Five Million Dollars ($5,000,000).

WHEREAS, the Company is also proposing to enter into a Security Agreement with Laurus pursuant to which Laurus would make available to the Company a revolving credit facility in the aggregate maximum amount of Five Million Dollars ($5,000,000), in connection with which the Company would issue to Laurus a Secured Revolving Note and a Minimum Borrowing Note.

WHEREAS, in connection with the foregoing transactions (collectively referred to as “Proposed Laurus Transaction”), the Company is entering into a Registration Rights Agreement (the “Laurus Registration Rights Agreement”), dated as of April 29, 2005.

WHEREAS, the undersigned are parties to a Registration Rights Agreement, dated April 3, 2002, as amended on March 30, 2005, with the Company (the “Series B Registration Rights Agreement”), and the undersigned collectively hold more than two-thirds (2/3) of the Registrable Securities (as defined in the Series B Registration Rights Agreement) outstanding as of the date hereof.

WHEREAS, in connection with the Proposed Laurus Transaction, the undersigned and the Company wish to amend the Series B Registration Rights Agreement.

WHEREAS, all capitalized terms included in this Amendment shall have the meanings ascribed thereto in the Registration Rights Agreement.

NOW, THEREFORE, for good and valuable consideration, including the pursuit of the Offering by the Company, the undersigned hereby makes the following agreements to and for the benefit of the Company:

1. Amendment to Registration Rights Agreement. The Series B Registration Rights Agreement is hereby amended, in accordance with Section 2.8 of the Series B Registration Rights Agreement, by the Company and the holders of two-thirds (2/3) of the outstanding Registrable Securities held by the Series B Preferred Stockholders as follows:

(i) Section 1.2 of the Registration Rights Agreement shall be amended by adding the following sentence to the end of said Section 1.2 (such sentence to appear after the sentence added by the March 30, 2005 amendment to the Series B Registration Rights Agreement): “In addition, no Holder shall have any registration rights with respect to, nor shall they have the right to include any Registrable Securities in, any registration statement filed pursuant to that certain Registration Rights Agreement, dated as of April 29, 2005 between the Company and Laurus Master Fund, Ltd.”

(ii) In addition to the above amendment, the undersigned hereby irrevocably consent to the grant of registration rights to Laurus upon the terms included in the Laurus Registration Rights Agreement dated as of April 29, 2005. This consent is being made pursuant to Section 1.11 of the Series B Registration Rights Agreement.

2. Other Provisions. Except for the foregoing amendments, the Registration Rights Agreement shall continue to remain in full force and effect after the date hereof in accordance with the terms and conditions thereof.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 to the Registration Rights Agreement effective as of April 29, 2005.

Steven Arikian

Signature:	/s/ Steven Arikian
Steven Arikian, individually

John Doyle

Signature:	/s/ John Doyle
John Doyle, individually

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ James A. McNulty
James A. McNulty
Secr / Treasurer

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